File No. 333-_____
As filed with the Securities and Exchange Commission on June 30, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GenCorp Inc.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0244000 (I.R.S. Employer Identification No.)
Highway 50 and Aerojet Road
Rancho Cordova, CA 95742
(Address of Principal Executive Offices)
GenCorp Retirement Savings Plan
(Full Title of the Plan)
Mark A. Whitney
Senior Vice President, General Counsel and Secretary
Highway 50 and Aerojet Road
Rancho Cordova, CA 95742
(Name and Address of Agent for Service)

(916) 355-4000
(Telephone Number, Including Area Code, of Agent for Service)
with a copy to:
Jeffrey B. Grill, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037
(202) 663-8000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered (1)	Registered (2)	Per Share (3)	Price (3)	Registration Fee
Common Stock, $0.10 par value per share	5,000,000 shares	$7.44	$37,200,000	$1,462

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the GenCorp Retirement Savings Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h)(1) and Rule 457(c), based on the average of the high and low sales price on June 25, 2008, as reported by the New York Stock Exchange.

INTRODUCTORY STATEMENT
     This Registration Statement on Form S-8 is being filed by GenCorp Inc. (the “Registrant”) for the purpose of registering an additional 5,000,000 shares of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), issued in the GenCorp Stock Fund pursuant to the GenCorp Retirement Savings Plan (the “Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which are on file with the Commission, are incorporated herein by this reference and made a part hereof:
(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended November 30, 2007, filed with the Commission on January 25, 2007, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	GenCorp Retirement Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2007, filed with the Commission on June 30, 2008;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed with the Commission on March 26, 2008 pursuant to the Exchange Act;

(d)	The Registrant’s Current Reports on Form 8-K filed on December 14, 2007 and January 24, March 10, March 17, April 8, May 1 and May 20, 2008 pursuant to the Exchange Act; and

(e)	The description of the Registrant’s capital stock contained its Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The validity of the Common Stock and participation interests offered hereby has been passed upon by Mark A. Whitney, Esq., Senior Vice President, General Counsel and Secretary, of the Registrant. As of the date of this Registration Statement, Mr. Whitney beneficially owns shares of Common Stock and options to purchase shares of Common Stock and is a participant in the GenCorp Retirement Saving Plan.
Item 6. Indemnification Of Directors And Officers.
Applicable Laws of Ohio
Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by Section 1701.13(E)(3) of the Ohio General Corporation Law.

Code of Regulations
Article Two, Section 10 of the Code of Regulations of the Registrant concerns indemnification of the company’s directors and officers and provides as follows:
The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee, member, manager or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.
Contracts
The Registrant maintains and pays the premiums on contracts insuring the directors and officers of the company and its subsidiaries (subject to the policy’s terms, conditions and exclusions) for liability that the directors and officers, or the company or its subsidiaries (in certain situations), may incur in performing their directorship or officership duties. The insurance contract provides coverage for loss, including defense expense, even in the absence of indemnity by the corporation to the individual director or officer.
The Registrant has entered into indemnification agreements with all of its directors and executive officers to indemnify them against certain liabilities and expenses, including legal fees, that they may incur by reason of their relationship to the company. In general, the company is required to indemnify an individual who is a director or an officer for such liabilities and expenses unless (i) if the person is a director, it is proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company, subject to certain exceptions, or (ii) if the person is an executive officer only, he or she did not act in good faith or in a manner that he or she reasonably believed to be in or not opposed to the best interests of the company, subject to certain exceptions. In addition, each director and officer is to be indemnified against any amount that he or she becomes obligated to pay relating to or arising out of any claim made against him or her because of any act or failure to act or neglect or breach of duty that he or she commits or permits while acting as a director or officer of the company, subject to certain exceptions. In respect of any criminal proceeding, the company is required to indemnify each director and officer if such person had no reasonable cause to believe his or her conduct was unlawful. Each director and officer will also be indemnified for expenses actually and reasonably incurred by him or her to the extent that such individual is successful on the merits in any action.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration:

Exhibit Number	Description of Exhibit

4.1	GenCorp Retirement Savings Plan (filed herewith)

5.1	Opinion of Mark A. Whitney, Esq., Senior Vice President, General Counsel and Secretary (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney (filed herewith)
The Registrant hereby undertakes that it has submitted the Plan and will submit any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made and will make all changes required by the IRS to qualify the Plan.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rancho Cordova, California, on this 30th day of June 2008.

GENCORP INC., An Ohio corporation (Registrant)
By:	/s/ Yasmin R. Seyal
Yasmin R. Seyal
Senior Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
[Signature Page Follows]

Signature	Title	Date

/s/ J. Scott Neish J. Scott Neish	Interim President and Chief Executive Officer (principal executive officer)	June 30, 2008

/s/ Yasmin R. Seyal Yasmin R. Seyal	Senior Vice President and Chief Financial Officer (principal financial officer)	June 30, 2008

/s/ R. Leon Blackburn R. Leon Blackburn	Vice President and Controller (principal accounting officer)	June 30, 2008

/s/ * James R. Henderson	Chairman of the Board of Directors	June 30, 2008

Warren G. Lichtenstein	Director

/s/ * David A. Lorber	Director	June 30, 2008

/s/ * James H. Perry	Director	June 30, 2008

/s/ * Martin Turchin	Director	June 30, 2008

Robert C. Woods	Director

*/s/ Yasmin R. Seyal Yasmin R. Seyal	Attorney-in-Fact pursuant to Power of Attorney filed herewith	June 30, 2008

     The Plan. Pursuant to the requirements of the Securities Act of 1933, GenCorp Inc., as plan administrator, has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rancho Cordova, California on the 30th day of June, 2008.

GENCORP RETIREMENT SAVINGS PLAN
By:	/s/ Yasmin R. Seyal
Yasmin R. Seyal
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	GenCorp Retirement Savings Plan (filed herewith)

5.1	Opinion of Mark A. Whitney, Esq., Senior Vice President, General Counsel and Secretary (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Powers of Attorney (filed herewith)